Exhibit 4.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY “[***]”, WERE
OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND CUSTOMARILY AND
ACTUALLY TREATED BY THE COMPANY AS PRIVATE OR CONFIDENTIAL.

Dated 14 June 2021

LONGSHAW MARITIME INVESTMENTS S.A. and COSTAMARE INC.

SALE AND PURCHASE AGREEMENT RELATING TO THE SALE AND
PURCHASE OF SHARES IN THE COMPANIES LISTED IN SCHEDULE 1

THIS AGREEMENT is dated on June 14, 2021 and is made between:

(1)	Longshaw Maritime Investments S.A., a company incorporated under the laws of the Republic of the Marshall Islands (the Seller); and

(2)
COSTAMARE INC., a corporation incorporated under the laws of the Republic of the Marshall Islands and, as of the date of this Agreement, listed in the New York Stock Exchange (NYSE) under the symbol "CMRE" (the Buyer)

 each a party and together the parties

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 4 apply, unless the context requires otherwise.

2	Agreement to sell the Sale Shares

2.1
Subject to and in accordance with the terms and conditions set out in this Agreement, the Seller shall sell to the Buyer and the Buyer (relying on the representations, warranties, undertakings and indemnities contained in this Agreement) shall buy from the Seller the Sale Shares with full title guarantee and free from all Encumbrances.

2.2
Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion.

3	Consideration

3.1
The consideration for the sale of the Sale Shares in the Company shall be the payment by the Buyer to the Seller of the Purchase Price in respect of those Sale Shares in cash within three Business Days after Completion.

3.2
Payment of the Purchase Price shall be made within three Business Days after Completion by electronic funds transfer to the bank account nominated by the Seller details of which shall be notified to the Buyer in writing prior to Completion and receipt of the amount due into such bank account shall constitute an effective discharge of the relevant payment obligation of the Buyer.

4	Completion

4.1	Completion shall take place as soon as possible after the date of this Agreement, but not later than the date being three Business Days after the date of this Agreement.

4.2	At Completion:

(a)	the Seller shall do those things listed in Parts A and B of Schedule 3; and

(b)	the Buyer shall do those things listed in Part B of Schedule 3.

4.3
If the Seller or the Buyer (the Affected Party) fails or is unable to comply with any of its obligations under clause 4.2 on the date set for Completion then the other party (the Unaffected Party) may:

(a)
defer Completion (by notice to the Affected Party) to a date (being a Business Day) not less than ten Business Days nor more than 20 Business Days after that date (in which case the provisions of this clause 4.3 and clause 4.4 shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable but without prejudice to the Unaffected Party's rights where the Affected Party has not complied with its obligations under this Agreement.

4.4
If the Affected Party fails or is unable to comply with any of its obligations under clause 4.2 on any date to which Completion is deferred in accordance with clause 4.3(a), the Unaffected Party and the Affected Party shall enter into discussions for a period of 30 days following such deferred date of Completion, with a view of finding a mutually acceptable way to resolve the relevant failure of the Affected Party. If following such discussions no agreement is reached, the Unaffected Party shall have the right, in addition to its rights in clauses 4.3(a) and 4.3(b), to terminate this Agreement on such date by notice to the Affected Party.

4.5
If this Agreement is terminated in accordance with clause 4.4, all rights and obligations of the Seller and the Buyer under this Agreement shall terminate (except for rights and obligations under the Surviving Provisions which shall remain in full force and effect), provided that nothing in this clause 4.5 shall terminate or limit any rights or obligations of any party under this Agreement which have accrued before termination.

5	The Warranties

5.1	The Seller warrants and represents to the Buyer (for itself and as trustee for its successors in title) as at the date of this Agreement and as at the Completion Date that:

(a)	the Sale Shares, details of which are set out in column (2) of the table in Schedule 1, constitute 100 per cent of the entire authorised and issued shares of the Company and are fully paid up;

(b)
no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the sale of the Sale Shares by the Seller pursuant to this Agreement;

(c)
the Seller is the sole legal and beneficial owner of the Sale Shares identified in Schedule 1 and there is no Encumbrance on, over or affecting the Sale Shares, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Sale Shares (other in each case than to the Buyer pursuant to this Agreement);

(d)
no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of either Company under any option or other agreement or otherwise howsoever; and

(e)
the Purchase Price represents the actual cash payment made prior to the date of this Agreement by the Seller with respect to the Sale Shares and the assets owned thereby, without markup or other increase.

5.2	Each party warrants and represents to the other that:

(a)
it is duly organised, validly existing and (to the extent such concept is relevant under its jurisdiction) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)
this Agreement has been and all the agreements to be entered pursuant to this Agreement will be duly authorised, executed and delivered by such party, constitutes the legal, binding obligations of such party and is enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights or general principles of equity;

(c)
it has and shall maintain any authorisations, consents or approvals required from any governmental authority or other person for such party to enter into and perform its obligations as envisaged by this Agreement;

(d)
all corporate, partnership or other actions on the part of such party necessary for the authorisation, execution and delivery of this Agreement, and the consummation of the transactions and agreements contemplated hereby, have been taken; and

(e)
neither the execution and delivery of this Agreement by such party nor the consummation of the transactions or agreements contemplated herein, conflict with or contravene the provisions of such party's organisational documents or any agreement or instrument by which it or its properties are bound, or any law, rule or regulation, order or decree to which its or its properties are subject.

5.3	The Seller acknowledges that the Buyer has entered into this Agreement in reliance on, among other things, the Warranties.

5.4	The Warranties shall not in any respect be extinguished or affected by Completion.

5.5	Each of the paragraphs in clauses 5.1 and 5.2:

(a)	shall be construed as a separate and independent warranty and representation; and

(b)
unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in such clause or by any other provision of this Agreement and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty.

5.6
The Buyer shall be entitled to make a claim under the Warranties after Completion, whether or not the Buyer and/or any of its agents and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise to the claim or right on or before Completion; and the Buyer's right or ability to make any such claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer and/or its agents and/or its advisers may, on or before Completion, have had actual, constructive or implied knowledge of the matter giving rise to the claim.

6	Entire agreement

6.1	Each party acknowledges and agrees for itself (and as agent for each of its respective Related Undertakings) that:

(a)
the Share Purchase Documents constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Share Purchase Documents;

(b)
by entering into the Share Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Share Purchase Documents or not and whether made in writing or not) other than as expressly set out in the Share Purchase Documents;

(c)
except as otherwise provided in any of the Share Purchase Documents, no party may rescind or terminate any of the Share Purchase Documents for breach of contract or for negligent or innocent misrepresentation or otherwise; and

(d)	nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

7	Further assurances

The Seller shall (and shall use its best endeavours to procure that any Related Undertakings shall and shall use its reasonable endeavours to procure that any other third parties shall) promptly execute and deliver to the Buyer such other documents in a form satisfactory to the Buyer (acting reasonably) and take such other action as may in the reasonable opinion of the Buyer be required to give to the Buyer the full benefit of all the provisions of this Agreement.

8	Announcements and confidentiality

8.1
Subject to clause 8.2, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by any party (or any of its respective Related Undertakings) without the prior written approval of each of the other parties (such approval not to be unreasonably withheld or delayed).

8.2
Clause 8.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (Relevant Authority) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with each of the other parties and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

8.3	Subject to clause 8.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the subject matter and provisions of this Agreement;

(b)	the negotiations relating to this Agreement;

(c)	the other parties and/or their respective Related Undertakings; and/or

(d)	in the case of the Seller and with effect only on or after Completion, the Company.

8.4	A party may disclose information which would otherwise be confidential if and to the extent:

(a)	required by the law of any relevant jurisdiction;

(b)	required by any Relevant Authority or Taxation Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law;

(c)	required to vest the full benefit of this Agreement in that party;

(d)
disclosure is made to its Representatives, provided that any such Representative is first informed of the confidential nature of the information and such Representative acts in accordance with the provisions of clause 8.3 as if it were a party hereto;

(e)	the information has come into the public domain through no fault of that party; or

(f)
each of the other parties has given prior written approval to the disclosure, provided that any disclosure shall, so far as it practicable, be made only after consultation with each of the other parties.

9	Remedies and waivers

The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of either party under this Agreement shall affect or restrict the further exercise or enforcement of any such right or remedy.

10	Release

The liability of any party to this Agreement may, in whole or in part, be released, compounded or compromised and, if the other party shall give time or indulgence to the person under such liability, this shall in no way prejudice or affect that party's rights against any other person under the same or similar liability.

11	Alterations

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

12	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but taken together, they shall constitute one and the same instrument.

13	Costs

Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents.

14	Rights of third parties

14.1	Save as provided in clause 14.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14.2
The parties agree that certain provisions of this Agreement confer a benefit on their respective Related Undertakings, and that such provisions are intended to benefit, and be enforceable by, such Related Undertakings in their own right under the Contracts (Rights of Third Parties) Act 1999.  Notwithstanding the foregoing, under no circumstances shall any consent be required from any such Related Undertaking for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation effects or extinguishes any such benefit or right.

15	Service of notices

15.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and transmitted by email, as well as in one of the following delivery methods:

(a)	delivered by hand;

(b)	sent by airmail or international courier (in each case, pre-paid); or

(c)	sent by fax.

to the party due to receive the notice at the following address or fax number or email address:

in the case of the Seller

c/o Costamare Shipping Services Ltd.
60 Zephyrou Street & Syngrou Avenue
175 64 Athens
Greece

email:          kbk@costamare.com

in the case of the Buyer

Costamare Inc.
7 rue du Gabian,
Monaco, MC98000

email:          generalcounsel@costamare.com

or at such other address or fax number or email address as may previously have been specified by that party by notice given in accordance with this clause.

15.2	A notice is deemed to be given or served:

(a)	if delivered by hand, at the time it is left at the address;

(b)	if sent by pre-paid airmail or international courier, on the fourth Business Day after despatch;

(c)	if sent by fax, on receipt of a clear transmission report; and

(d)	if sent by email, when received.

15.3
In the case of a notice given or served by fax, email or by hand, where this occurs after 5.00 pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

16	Assignment

16.1
The benefit of this Agreement (including the Warranties) shall be freely assignable by the Buyer to a Related Undertaking (provided such party shall immediately re-assign such benefit back to the Buyer or another of its Related Undertakings immediately prior to such party ceasing to be a Related Undertaking of the Buyer), and, in the event of any such assignment, all references in this Agreement to the Buyer shall be deemed to include its assigns.

17	Governing law and Jurisdiction

17.1
This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it, including any question regarding its existence, validity or termination, is governed by and shall be construed in accordance with English law and shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this clause.  The number of arbitrators shall be three and the Buyer, if a co-plaintiff or (as the case may be) co-defendant in the relevant proceedings, shall be entitled to appoint one arbitrator and the Seller, if a co-plaintiff or (as the case may be) co-defendant in the relevant proceedings, shall be entitled to appoint one arbitrator, with the third arbitrator being appointed by the LCIA Court, in accordance with LCIA Rules.  The seat, or legal place, of arbitration shall be London and the language to be used in the arbitral proceedings shall be English.

17.2
The Seller irrevocably appoints Mr Alan Ross at present of 58 Mymms Drive, Brookmans Park, Hartfield, Hertfordshire, AL9 7AF, England and the Buyer irrevocably appoints Mr Alan Ross at present of 58 Mymms Drive, Brookmans Park, Hartfield, Hertfordshire, AL9 7AF, England to be its agent for the receipt of any claim form, application notice, order, judgment or other document (each, a Service Document) relating to any proceeding, suit or action arising out of or in connection with this Agreement (Proceedings).  Each party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by this Agreement, the LCIA Rules or the Civil Procedure Rules (as applicable).

17.3
If the agent at any time ceases for any reason to act as such, the relevant party shall appoint a replacement agent having an address for service in England and shall notify the other parties to this Agreement of the name and address of the replacement agent.  Failing such appointment and notification, a party shall be entitled by notice to the other parties to this Agreement to appoint a replacement agent to act on behalf of such other party and shall notify the other parties of the appointment.  The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

IN WITNESS whereof, this Agreement has been executed and delivered as a Deed the day and year first above written.

Schedule 1

The Company, the Sale Shares, Purchase Price and the Vessel

[***]

Schedule 2

Form of Share Transfer

[***]

Schedule 3

Completion

[***]

Schedule 4

Definitions and interpretation

[***]

Executed and delivered as a deed by	)
LONGSHAW MARITIME INVESTMENTS S.A.	)
acting by Konstantinos V. Konstantakooulos	)
)
)

In the presence of:
Name:
Address:

Executed and delivered as a deed by	)
COSTAMARE INC.	)
acting by Anastassios Gabrielides	)
title: Secretary/General Counsel	)
)

In the presence of:
Name:
Address: